Exhibit 99.3
First National Bank Names Vincent J. Delie, Jr. as President
Hermitage, PA – June 19, 2009 – The Board of Directors of First National Bank, the largest subsidiary of F.N.B. Corporation (NYSE: FNB), today elected Vincent J. Delie, Jr. as the Bank’s new President. He will also become a member of the Board of Directors. He succeeds Stephen J. Gurgovits, who has held dual responsibilities as President and CEO of both the Bank and Corporation since February of 2009.
Delie has over 22 years of financial services experience. He joined First National Bank in 2005 as President and CEO of the Bank’s Pittsburgh Region and was most recently promoted to Executive Vice President and Chief Revenue Officer of F.N.B. Corporation in early June. In his corporate capacity, Delie is responsible for providing leadership, strategic direction and guidance for the Corporation and Bank’s sales, revenue and customer interface activities including Retail and Commercial Banking, Insurance, Wealth Management, Treasury Management, Private Banking, Merchant Banking, Commercial Leasing and Marketing.
“Naming Delie as President of First National Bank more strategically aligns his responsibilities as Chief Revenue Officer at the Bank level and provides continuity for revenue production,” stated Gurgovits, CEO of both First National Bank and F.N.B. Corporation. “First National Bank is the main subsidiary of F.N.B. Corporation and Vince has the experience, the vision and the energy to be a great leader for the Bank. I am confident that FNB will grow and thrive under his leadership.”
Prior to joining First National Bank, Delie had been the Executive Vice President and Division Manager for Corporate Banking with National City and had held positions with the Investment Banking Group at Parker/Hunter and with the Capital Markets Division of PaineWebber Group Incorporated. Delie is a graduate from Pennsylvania State University, where he earned a Bachelors Degree in Business Administration and Finance.
Delie currently is on the Board of Directors for First National Bank, First National Trust Company, First National Investment Services Company, F.N.B. Capital Corporation, First National Insurance Agency, Bank Capital Services and serves as Chairman of the Bank’s Community Reinvestment Act Committee. He is also on the Board of Trustees for the Watson Institute and is actively involved with a number of community-based entities including Life’s Work of Western Pennsylvania, and the Pittsburgh Zoo and Aquarium where he also served on the Board of Directors.
About First National Bank of Pennsylvania
First National Bank of Pennsylvania, the largest subsidiary of F.N.B. Corporation (NYSE: FNB), has 225 full-service locations in Pennsylvania and Ohio, and loan production offices in Florida and Tennessee.
About F.N.B. Corporation
F.N.B. Corporation, headquartered in Hermitage, PA, is a diversified financial services company with total assets of $8.5 billion as of March 31, 2009. F.N.B. Corporation is a leading provider of commercial and retail banking, leasing, wealth management, insurance, merchant banking and consumer finance services in Pennsylvania and Ohio, where it owns and operates First National Bank of Pennsylvania, First National Trust Company, First National Investment Services Company, LLC, F.N.B. Investment Advisors, Inc., First National Insurance Agency, LLC, F.N.B. Capital Corporation, LLC, Regency Finance Company and Bank Capital Services. It also operates consumer finance offices in Tennessee and loan production offices in Pennsylvania, Tennessee and Florida.

First National Bank Names Vincent J. Delie, Jr. as President — Page 2 of 2
# # #
Analyst/Institutional Investor Contact:
Frank Milano 203-682-8343
frank.milano@icrinc.com
Media Contact:
Jennifer Reel 724-983-4856
724-699-6389 (cell)
reel@fnb-corp.com